Exhibit 10.18

AVIS BUDGET GROUP, INC.

SAVINGS RESTORATION PLAN

Amended and Restated as of November 1, 2008

AVIS BUDGET GROUP, INC.

SAVINGS RESTORATION PLAN

ARTICLE I – SPONSORSHIP AND PURPOSE OF PLAN

1.1	Sponsorship

Avis Budget Group, Inc. (the “Company”) a corporation organized under the laws of the State of Delaware, sponsors the Avis Budget Group, Inc. Savings Restoration Plan (the “Plan”), a non-qualified deferred compensation plan for the benefit of Participants and Beneficiaries (as defined herein). This Plan shall generally be effective as of January 1, 2001; however, the Plan will be effective as to each Participant pursuant to the effective date of the applicable Enrollment Agreement (as defined herein).

The terms and provisions of the Plan, as hereinafter set forth and as it hereinafter may be amended from time to time, establish the rights and obligations with respect to amounts deferred into the Plan on and after January 1, 2005, including any subsequent earnings thereon (“Non-Grandfathered Accounts”) and amounts which were deferred into the Plan that were vested prior to January 1, 2005, including any subsequent earnings thereon (“Grandfathered Accounts”).

Effective as of January 1, 2008, the Plan is amended and restated to conform to the provisions of Section 409A of the Code and the regulations thereunder.

Effective as of November 1, 2008, the Plan was further amended to provide Participants the opportunity to make a one-time distribution election change for Non-Grandfathered Accounts, if done so in accordance with the terms of the Plan and IRC section 409A. The Plan was also amended to provide a specified date as a distribution alternative and to add automatic distribution provisions upon a Change of Control, or the death or disability of the Participant for Non-Grandfathered Accounts.

1.2	Purpose of Plan

The Plan is intended to be an unfunded plan maintain primarily for the purpose of enabling a select group of management or highly compensated employees of the Employer (as defined herein) to enhance their retirement security by permitting the deferral of compensation in excess of certain limitations on contributions imposed by the Code on the Qualified Plan.

ARTICLE II – DEFINITIONS

Wherever used in the Plan, the following terms, when capitalized, shall have the meanings set forth in this Article, unless otherwise required by the context.

2.1	Account means the book entries maintained by the Employer or its designee on behalf of each Participant reflecting Deferral Contributions that have been made and adjusted to reflect Earnings. A Participant shall, at all times, have a fully vested and non-forfeitable right to his Account; provided, however, that the existence of such Account shall not be deemed to vest in any Participant any right, title or interest in or to any specific assets of the Employer. Further, a Grandfathered Account is defined as a sub-account to track amounts which were deferred into the Plan and were vested prior to January 1, 2005, including any subsequent earnings thereon. Non-Grandfathered Account is defined as all other monies in the Plan.

2.2	Beneficiary means the person(s) or entity designated by the Participant in accordance with the provisions of Article VII to receive benefits under the Plan as a result of a Participant’s death.

2.3	Benefit Payment Direction Form means the agreement, in a form acceptable to the Committee (including the use of a Voice Response System), which will document the Participant’s elections as to the form of distribution.

2.4	Board means the Board of Directors of the Company.

2.5	Change of Control means the date on which:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c) a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(d) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month periods ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have at total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

2.6	Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.7	Committee means a Committee of one or more persons appointed by the Board to administer the Plan. In the absence of such appointment, or if, due to resignation or other cause, no appointed members remain, the Board shall be the Committee.

2.8	Compensation means the term as defined under the Qualified Plan, including certain bonus payments as determined in the sole discretion of the Committee, but without regard to the limitations provided under Code Section 401(a)(17). Any determination by the Committee to include bonus payments in Compensation shall be effective as of such date as determined by the Committee in accordance with Code Section 409A.

2.9	Deferral Contribution means the amount allocated to a Participant’s Account for any Plan Year pursuant to Section 4.1 hereof.

2.10	Disabled or Disability means the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee.

2.11	Earnings means the amount determined in accordance with Article V hereof by which the value of a Participant’s Account is adjusted.

2.12	Eligible Employee means, with respect to any Plan Year, any officer or other employee of the Employer who is (i) a Highly Compensated Employee, as such term is defined under Code Section 414(q), and is eligible to participate in the Qualified Plan under the terms thereof, or (ii) formally designated by the Committee by name or position as eligible to participate in the Plan.

2.13	Employer means the Company, any successor to all or a major portion of the Company’s assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company, provided that the Company shall have the sole power to amend the Plan.

2.14	Enrollment Agreement means the agreement, in a form acceptable to the Committee (including the use of a voice response system or online administration system), by which an Eligible Employee may enroll as a Participant, and which will document the Participant’s elections under this Plan, including a Participant’s Deferral Contribution election, Investment Fund selection and Beneficiary designation.

2.15	Investment Fund means one or more investment vehicles in which amounts allocated to a Participant’s Account shall be deemed to have been invested and which shall be used to determine Earnings in accordance with Article V.

2.16	Participant means any Eligible Employee who has enrolled in the Plan upon the execution of an Enrollment Agreement, or any former Eligible Employee or Beneficiary for whom an Account is maintained.

2.17	Plan Year means the twelve consecutive month period ending each December 31st.

2.18	Qualified Plan means the Avis Budget Group, Inc. Employee Savings Plan or other applicable 401(k) plan maintained by the Company in which the Participant is eligible to participate, as amended and restated from time to time.

2.19	Termination of Employment means a Participant’s separation from the service of the Employer by reason of resignation, discharge, or retirement. Separation from service as a result of a transfer to an affiliate or subsidiary of the Employer does not constitute Termination of Employment.

2.20	Valuation Date means the last day of each Plan Year and any date the value of a Participant’s Account is determinable from the custodial records.

ARTICLE III – ENROLLMENT AND PARTICIPATION

3.1	Enrollment

An Eligible Employee shall enroll in the Plan and become a Participant by completing an Election Form and filing it either online or directly with the Committee in accordance with Article IV.

3.2	Continuation of Participation

A Participant shall continue to remain a Participant as long as he or she is entitled to benefits under the Plan.

3.3	Inactive Participants

In the event a Participant is no longer an Eligible Employee, such Participant shall become an inactive Participant, retaining all the rights described herein, except the right to make any future Deferral Contributions.

ARTICLE IV – DEFERRAL CONTRIBUTIONS

4.1	Deferral Contribution

For each Plan Year, a Participant may elect to defer up to 10% of the Compensation payable to such Participant. Such election to defer shall be reflected in the Enrollment Agreement in effect for the Participant or in such other manner acceptable to the Committee. A Participant’s Deferral Contribution shall not be made available to such Participant, except as provided in Article VI hereof, but instead shall be allocated to the Participant’s Account as soon as administratively feasible following the date such Compensation would otherwise have been paid to the Participant.

4.2	Application of Deferral Contribution Election

The amount of a Participant’s Deferral Contribution election shall be effective for Compensation earned in the Plan Year following the execution of the Enrollment Agreement. Such election will be required to be completed prior to the first day of each Plan Year. Such election shall be effective only for the Plan Year succeeding the Plan Year in which the election is made.

ARTICLE V – EARNINGS

5.1	Investment Direction

Each Participant has the right to select, subject to the approval of the Committee, the Investment Fund in which the Deferral Contributions and any related Earnings will be deemed to have been invested as of the date such amounts have been allocated to the Participant’s Account. Any selection made by the Participant shall be reflected on the Enrollment Agreement or in such other manner acceptable to the Committee. The Committee, in its sole discretion, may allow, limit or prohibit changes by a Participant to his or her selected Investment Funds. Neither the Employer nor the Committee is liable for any loss resulting from the Investment Fund vehicles offered for investment of a Participant’s Account or from a Participant’s direction of the investment of any part of his or her Account.

5.2	Calculation of Earnings and Losses

As of each Valuation Date, earnings or losses will be credited to each Participant’s Account for the period beginning with the previous Valuation Date and ending with the current Valuation Date. Earnings and losses shall be based on rate of return (including a negative return) determined by the performance of the Investment Fund.

ARTICLE VI – DISTRIBUTIONS AND FORM OF BENEFITS

6.1	Timing of Distribution: Non-Grandfathered Accounts

Effective November 1, 2008, a Participant shall elect the date at which distribution of his or her Non-Grandfathered Account will commence in writing in a manner acceptable to the Committee. Such election will be irrevocable and will be made in such Participant’s Benefit Payment Direction Form on the date of such Participant’s initial participation in the Plan. The Participant may elect distribution to occur on a specified date or the date that is six months after Termination of Employment.

The Participant shall also make an irrevocable election for distribution to be made in either:

a.	A single lump-sum payment; or

b.	A series of installment paid over a period elected by the Participant of up to 5 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid. The Participant shall elect whether such installments are made annually, semiannually, quarterly or monthly.

Except as provided in Sections 6.2, 6.3, 6.4 or 6.7, payment of a Participant’s Non-Grandfathered Account shall be made in accordance with the Participant’s elections under this Section 6.1.

In accordance with Section 409A of the Code and the regulations thereunder, prior to December 31, 2008, each Participant shall have the opportunity to revoke their current distribution election on file and make a new distribution election which will apply to Non-Grandfathered Accounts. Amounts previously scheduled to be paid after the 2008 calendar year cannot be modified to be paid in the 2008 calendar year, but can be modified to be paid in any calendar year after 2008. The Committee, in its sole discretion, shall establish procedures to implement this special election process consistent with the requirements of Section 409A of the Code and the regulations thereunder.

6.2	Change of Control: Non-Grandfathered Accounts

Notwithstanding Section 6.1, as soon as possible following a Change of Control, each Participant shall be paid his or her Non-Grandfathered Account in a single lump sum.

6.3	Disability: Non-Grandfathered Accounts

Notwithstanding Section 6.1, if a Participant becomes Disabled prior to the complete distribution of his or her Non-Grandfathered Account, the Participant shall be paid his or her Non-Grandfathered Account in the form elected by the Participant pursuant to Section 6.1.

6.4	Death: Non-Grandfathered Accounts

Notwithstanding Section 6.1, if a Participant dies prior to the complete distribution of his or her Account, the Participant’s designated Beneficiary or Beneficiaries, as elected by the Participant pursuant to Article VII, shall be paid the Participant’s Non-Grandfathered Account in a single lump sum.

6.5	Timing of Distribution: Grandfathered Accounts

A Participant shall receive distribution of his or her Grandfathered Account during January of the year following the year of Termination of Employment.

The Participant shall make an irrevocable election for distribution to be made in:

a.	A single lump-sum payment;

b.	A series of installment paid over a period elected by the Participant of up to 5 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid. The Participant shall elect whether such installments are made annually, semiannually, quarterly or monthly; or

c.	A combination of the two.

Except as provided in Section 6.7, payment of a Participant’s Grandfathered Account shall be made in accordance with the Participant’s elections under this Section 6.5.

6.6	In-Service Distributions: Grandfathered Accounts

With respect to Grandfathered Accounts, a Participant may request to receive a distribution prior to Termination of Employment in an amount equal to all or a portion of the Participant’s Account; provided, however, that the Participant shall forfeit an amount equal to ten (10) percent of the gross amount of such distribution. The amount forfeited shall remain with the Employer and can be used to Plan expenses or be removed from the trust established pursuant to Section 11.2. Distribution under this Section shall be made at such times as the Committee shall determine, and the Participant’s Accounts shall be reduced by the amount distributed including any related forfeitures.

6.7	Automatic Cash-Out

If there is no valid election in effect at the time of a Participant’s Termination of Employment, or (ii) the Account of a Participant on the date of such Participant’s Termination of Employment is less than $25,000, the Committee will distribute the Account balance in a single lump sum following a Participant’s Termination of Employment; provided, however, that such distribution of a Non-Grandfathered Account shall not be paid until the date that is six month after Termination of Employment.

ARTICLE VII – BENEFICIARY DESIGNATION

7.1	Designation

Upon enrollment in the Plan, each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new such designation with the Committee on a form designated by the Committee for such purpose. The most recent such designation received by the Committee shall be controlling and shall be effective upon receipt and acceptance by the Committee; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death.

7.2	Failure to Designate Beneficiary

If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the obligations of the Employer under the Plan.

7.3	Payment to Representatives

If the Committee determines that a Participant or Beneficiary is legally incapable of giving valid receipt and discharge for the payment due from this Plan, such amounts shall be paid to a duly appointed and acting guardian, if any. If no such guardian is appointed and acting, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction on behalf of the Participant or Beneficiary and such payment shall be a complete discharge of the obligations of the Employer under the Plan.

ARTICLE VIII – PLAN ADMINISTRATION

8.1	Powers and Duties of the Committee

The Committee shall have absolute discretion with respect to the operation, interpretation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to:

f)	Establishing Accounts for Participants;

g)	Determining eligibility for, and amount of, distributions from the Plan;

h)	Adopting, interpreting, altering, amending or revoking rules and regulations necessary to administer the Plan;

i)	Delegating ministerial duties and employing outside professionals as may be required; and

j)	Entering into agreements or taking such other actions on behalf of the Employer as are necessary to implement the Plan.

Participants are not prohibited from serving as members of the Committee. If an individual is both a Participant and a member of the Committee, such individual is prohibited from making any decision with respect to his or her own participation in, or individual benefits under, the Plan. Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members entitled to act. Any Committee member shall be entitled to represent the Committee, including the signing of any certificate or other written direction, with regard to any action approved by the Committee.

8.2	Information

To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

8.3	Claims Procedure

In the event a claim by a Participant relating to the amount of any distribution is denied, such person will be given written notice by the Committee of such denial, which shall set forth the reason for denial. The Participant may, within sixty (60) days after receiving the notice, request a review of such denial by filing notice in writing with the Committee. The Committee, in its discretion, may request a meeting with the Participant to clarify any matters it deems pertinent. The Committee will render a written decision within sixty (60) days after receipt of such request, stating the reason for its decision. If the Committee is unable to respond within sixty (60) days, an additional sixty (60) days may be taken by the Committee to respond. The Participant will be notified if the additional time is necessary by the end of the initial sixty (60) day period. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.

ARTICLE IX – AMENDMENT AND TERMINATION

9.1	Amendment

Except as expressly provided in Section 9.3 hereof, the Company, in its sole discretion, by action of its Board or other governing body charged with the management of the Company, or its designee, may amend the Plan, in whole or in part, at any time.

9.2	Termination

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 8.3, by an instrument in writing which has been executed on the Company’s behalf by its duly authorized officer. Upon termination, the Company may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay to Participants (or their beneficiaries) the balance of their Accounts no sooner than twelve months and no later then 24 months after the Plan termination is effective.

For purposes of the preceding sentence, in the event the Company chooses to implement clause (b), such termination and liquidation of the Plan shall be subject to the following limitations:

(1)	The termination and liquidation may not occur proximate to a downturn in the financial health of the Company or the Employer;

(2)	The Employer must terminate and liquidate all other plans, programs and arrangements it sponsors that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had deferred compensation under such plans, programs and arrangements; and

(3)	The Employer may not adopt a new plan that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had participated in such plan for a period of three years following the date the termination and liquidation become irrevocable.

9.3	Protection of Benefit

No amendment or termination of this Plan shall reduce the rights of any Participant with respect to amounts allocated to a Participant’s Account prior to the date of such amendment or termination without the Participant’s express written consent.

ARTICLE X – MISCELLANEOUS

10.1	Tax Withholding

The Employer shall have the right to deduct an amount sufficient in the opinion of the Employer to satisfy all federal, state and other governmental tax withholding requirements relating to any distribution from the Plan.

10.2	Offset to Benefits

Amounts payable to the Participant under the Plan may be offset by any reasonable monetary claims the Employer has against the Participant.

10.3	Inalienability

Except as provided in Section 10.2 hereof, a Participant’s right to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. In no event shall the Employer make any payment under this Plan to any person or entity other than the Participant or Beneficiary, unless required by law.

10.4	Employment

The adoption and maintenance of this Plan does not constitute a contract between the Employer and any Participant and is not consideration for the employment of any person. Nothing contained herein gives any Participant the right to be retained in the employ of the Employer or derogates from the right of the Employer to discharge any Participant at any time and for any reason without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

10.5	Indemnity of Committee

The Employer indemnifies and holds harmless the Committee and its designees from and against any and all losses resulting from any liability to which the Committee may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in its official capacity in the administration of this Plan, including all costs and expenses reasonably incurred in its defense, in case the Employer fails to provide such defense.

10.6	Liability

No member of the Board, the Committee, or management of the Employer shall be liable to any person for any action taken under the Plan.

10.7	Rules of Construction

(a)	Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware, except to the extent superseded by federal law.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

(e)	Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be reformed, construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE XI – FUNDING

11.1	Unfunded Plan

This Plan is intended to be unfunded for tax purposes and all distributions hereunder shall be made out of the general assets of the Employer. No Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of the Employer other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by the Employer to pay benefits to the extent, and subject to the limitations, provided for herein. Although, this Plan constitutes an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), it is intended to cover only a select group of management or highly compensated employees pursuant to Sections 201, 301 and 401 of ERISA.

11.2	Trust

Notwithstanding the foregoing, the Employer shall contribute to an irrevocable grantor trust amounts allocated to a Participant’s Account under Article IV and V hereof. The assets of such trust shall be available to the creditors of the Employer in the event of bankruptcy or insolvency. To the extent of the trust assets, amounts due under the Plan shall be payable first from such trust to Participants before any claim is made against the Employer. The Committee may provide direction to the trustee or custodian on behalf of the Employer as it deems necessary to provide for the proper distribution of benefits from the trust.

IN WITNESS WHEREOF, and as evidence of the adoption of this Plan by the Company, it has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed thereto, this 21st day of November, 2008.

ATTEST	AVIS BUDGET GROUP, INC.

By:
[Corporate Seal]	Name:	Karen C. Sclafani
	Title:	Executive Vice President, General Counsel and Assistant Secretary